Exhibit 10.3

SIXTH AMENDMENT TO

EMPLOYMENT AGREEMENT

This Sixth Amendment to Employment Agreement is made as of the 28th day of January, 2009, by and between Standard Parking Corporation, a Delaware corporation (the “Company”), and Michael K. Wolf (the “Executive”).

RECITALS

A.            The Executive and Standard Parking, L.P., a Delaware limited partnership (“SPLP”), previously executed a certain Employment Agreement dated as of March 26, 1998 (the “Original Employment Agreement”).  The Original Employment Agreement was modified by that certain Amendment To Employment Agreement dated as of June 19, 2000 by and between the APCOA/Standard Parking, Inc. (“A/SP”) and Executive (the “First Amendment”), that certain Second Amendment To Employment Agreement dated as of December 6, 2000 by and between A/SP and Executive (the “Second Amendment”), that certain Third Amendment To Employment Agreement dated as of April 1, 2002 by and between A/SP and Executive (the “Third Amendment”), that certain Fourth Amendment To Employment Agreement dated December 31, 2003 by and between the Company and Executive (the “Fourth Amendment”) and that certain Fifth Amendment To Employment Agreement dated December 18, 2008 (the “Fifth Amendment”).  The Original Employment Agreement, as modified by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment and Fifth Amendment, is hereafter referred to as the “Agreement”.  The Company is the successor-in-interest to all of SPLP’s and A/SP’s rights, and has assumed all of SPLP’s and A/SP’s obligations, under the Agreement.

B.            The Company and Executive have agreed to modify certain provisions of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the Recitals, the mutual promises and undertakings herein set forth, and the sum of Ten Dollars ($10.00) in hand paid, the receipt and sufficiency of which consideration are hereby acknowledged, the parties hereby agree that the Agreement shall be deemed modified and amended, effective immediately, as follows:

1.                                       Section 6 of the Agreement shall be amended to read, in its entirety as so amended, as follows:

“6.           Protection of Company Assets.

(a)           Trade Secret and Confidential Information.  The Executive recognizes and acknowledges that the acquisition and operation of, and the providing of consulting services for, parking facilities is a unique enterprise and that there are relatively few firms engaged in these businesses in the primary areas in which the Parking Companies operates.  The Executive further recognizes and acknowledges that as a result of his employment with the Parking Companies, the Executive has had and will continue to have access to confidential information and trade secrets of the Parking Companies that constitute proprietary information that the Parking Companies are entitled to protect, which information constitutes special and unique assets of the Parking Companies, including without limitation (i) information relating to the Parking Companies’ manner and methods of doing business, including without limitation, strategies for negotiating leases and management agreements; (ii) the identity of the Parking Companies’ clients, customers, prospective clients and customers, lessors and locations, and the identity of any individuals or entities having an equity or other economic interest in any of the Parking Companies to the extent such identity has not otherwise been voluntarily disclosed by any of the Parking Companies; (iii) the specific confidential terms of management agreements, leases or other business agreements, including without limitation the duration of, and the fees, rent or other payments due thereunder; (iv) the identities of beneficiaries under land trusts; (v) the business, developments, activities or systems of the Parking Companies, including without limitation any marketing or customer service oriented programs in the development stages or not otherwise known to the general public; (vi) information concerning the business affairs of any individual or firm doing business with the Parking Companies; (vii) financial data and the operating expense structure pertaining to any parking facility owned, operated, leased or managed by the Parking Companies or for which the Parking Companies have or are providing consulting services; (viii) information pertaining to computer systems, including but not limited to computer software, used in the operation of the Parking Companies; and (ix) other confidential information and trade secrets relating to the operation of the Company’s business (the matters described in this sentence hereafter referred to as the “Trade Secret and Confidential Information”).

(b)           Customer Relationships.  The Executive understands and acknowledges that the Company has expended significant resources over many years to identify, develop, and maintain its clients.  The Executive additionally acknowledges that the Company’s clients have had continuous and long-standing relationships with the Company and that, as a result of these close, long-term relationships, the Company possesses significant knowledge of its clients and their needs.  Finally, the Executive acknowledges the Executive’s association and contact with these clients is derived solely from his employment with the Company.  The Executive further acknowledges that the Company does business throughout the United States and that the Executive personally has significant contact with the Company customers solely as a result of his relationship with the Company.

(c)           Confidentiality.  With respect to Trade Secret and Confidential Information, and except as may be required by the lawful order of a court of competent jurisdiction, the Executive agrees that he shall:

(i)        hold all Trade Secret and Confidential Information in strict confidence and not publish or otherwise disclose any portion thereof to any person whatsoever except with the prior written consent of the Company;

(ii)       use all reasonable precautions to assure that the Trade Secret and Confidential Information are properly protected and kept from unauthorized persons;

(iii)      make no use of any Trade Secret and Confidential Information except as is required in the performance of his duties for the Company; and

(iv)      upon termination of his employment with the Company, whether voluntary or involuntary and regardless of the reason or cause, or upon the request of the Company, promptly return to the Company any and all documents, and other things relating to any Trade Secret and Confidential Information, all of which are and shall remain the sole property of the Company.  The term “documents” as used in the preceding sentence shall mean all forms of written or recorded information and shall include, without limitation, all accounts, budgets, compilations, computer records (including, but not limited to, computer programs, software, disks, diskettes or any other electronic or magnetic storage media), contracts, correspondence, data, diagrams, drawings, financial statements, memoranda, microfilm or microfiche, notes, notebooks, marketing or other plans, printed materials, records and reports, as well as any and all copies, reproductions or summaries thereof.

Notwithstanding the above, nothing contained herein shall restrict the Executive from using, at any time after his termination of employment with the Company, information which is in the public domain or knowledge acquired during the course of his employment with the Company which is generally known to persons of his experience in other companies in the same industry.

(d)           Assignment of Intellectual Property Rights.  The Executive agrees to assign to the Company any and all intellectual property rights including patents, trademarks, copyright and business plans or systems developed, authored or conceived by the Executive while so employed and relating to the business of the Company, and the Executive agrees to cooperate with the Company’s attorneys to perfect ownership rights thereof in the Company or any one or more of the Company. This agreement does not apply to an invention for which no equipment, supplies, facility or Trade Secret and Confidential Information of the Company was used and which was developed entirely on the Executive’s own time, unless (i) the invention relates either to the business of the Company or to actual or demonstrably anticipated research or development of the Parking Companies, or (ii) the invention results from any work performed by the Executive for the Parking Companies.

(e)           Inevitable Disclosure.  Based upon the Recitals to this Agreement and the representations the Executive has made in sections 6(a) and 6(b) above, the Executive acknowledges that the Company’s business is highly competitive and that it derives significant value from both its Trade Secret and Confidential Information not being generally known in the marketplace and from their long-standing near-permanent customer relationships.  Based upon this acknowledgment and his acknowledgments in sections 6(a) and 6(b), the Executive further acknowledges that he inevitably would disclose the Company’s Trade Secret and Confidential Information, including trade secrets, should the Executive serve as director, officer, manager, supervisor, consultant, independent contractor, owner of greater than 1% of the stock, representative, agent, or executive (where the Executive’s duties as an employee would involve any level of strategic, advisory, technical, creative sales, or other similar input) for any person, partnership, joint venture, firm, corporation, or other enterprise which is a competitor of the Company engaged in providing parking facility management services because it would be impossible for the Executive to serve in any of the above capacities for such a competitor of the Company without using or disclosing the Company’s Trade Secret and Confidential Information, including trade secrets.  The above acknowledgment concerning inevitable disclosure is a rebuttable presumption.  Executive may, in particular circumstances, rebut the presumption by proving by clear and convincing evidence that the Executive would not inevitably disclose trade secret or confidential information were he to accept employment or otherwise act in a capacity that would arguably violate this Agreement

(f)            Non-Solicitation.  The Executive agrees that while he is employed by the Company and for a period of twenty-four (24) months after the Date of Termination, the Executive shall not, directly or indirectly:

(i)        without first obtaining the express written permission of the Company’s General Counsel, which permission may be withheld solely in the Company’s discretion, directly or indirectly contact or solicit business from any client or customer of the Company with whom the Executive had any contact or about whom the Executive acquired any Trade Secret or Confidential Information during his employment with the Company or about whom the Executive has acquired any information as a result of his employment with the Company.  Likewise, the Executive shall not, without first obtaining the express written permission of the Company’s General Counsel which permission may be withheld solely in the Company’s discretion, directly or indirectly contact or solicit business from any person responsible for referring business to the Company or who regularly refers business to the Company with whom the Executive had any contact or about whom the Executive acquired any Trade Secret or Confidential Information during his employment with the Company or about whom the Executive has acquired any information as a result of his employment with the Company.  The Executive’s obligations set forth in this section are in addition to those obligations and representations, including those regarding Trade Secret and Confidential Information and inevitable disclosure of the Trade Secret and Confidential Information of the Parking Companies set forth in this section 6; or

(ii)       take any action to recruit or to directly or indirectly assist in the recruiting or solicitation for employment of any officer, employee or representative of the Parking Companies.

It is not the intention of the Company to interfere with the employment opportunities of former employees except in those situations, described above, in which such employment would conflict with the legitimate interests of the Company.  If the Executive, after the termination of his employment hereunder, has any question regarding the applicability of the above provisions to a potential employment opportunity, the Executive acknowledges that it is his responsibility to contact the Company so that the Company may inform the Executive of its position with respect to such opportunity.

(g)           Salary Continuation Payments.  As additional consideration for the representation and restrictions contained in this Section 6, if Executive’s termination occurs for any reason (including without limitation the Company’s effective termination of Executive’s employment at the end of any Employment Period expiring prior to March 26, 2015 by reason of the Company’s election to give a Notice of Nonrenewal pursuant to Section 1) other than for Cause or by reason of Executive’s voluntary termination as provided in Section 4(c) (“Voluntary Termination”), then in addition to any amounts payable by the Company to the Date of Termination as provided in Section 4(d) and without in any manner releasing, impairing or altering to any extent any of Executive’s rights pursuant to any other provisions of this Agreement, the Company agrees to pay Executive amounts (the “Salary Continuation Payments”) which, when combined with all any and all amounts that may be payable to Executive by the Company pursuant to Section 5(a) or Section 5(e), will total Executive’s Annual Base Salary and Annual Target Bonus as in effect immediately preceding the Date of Termination for a period of twenty-four (24) months following (i) the Date of Termination, or (ii) the last day of the Employment Period if the Company gives a Notice of Nonrenewal (the “Salary Continuation Payments”).  The Salary Continuation Payments shall be payable as and when such amounts would be paid in accordance with Section 3(a) and (b) above.  In the event of a Voluntary Termination, or if Executive is terminated for Cause, or if the Company terminates Executive’s employment at the end of any Employment

Period expiring on or after March 26, 2015 by reason of any Notice of Nonrenewal given pursuant to Section 1, the Salary Continuation Payments shall be reduced to the agreed total amount of $50,000, payable over a 12-month period following the Date of Termination in equal monthly installments.  In the event Executive breaches this Agreement at any time during the 24-month period following the Date of Termination, the Company’s obligation to continue any Salary Continuation Payments shall immediately cease, and the Executive shall immediately return to the Company all Salary Continuation Payments paid up to that time.  The termination of Salary Continuation Payments shall not waive any other rights at law or equity which the Company may have against Executive by virtue of his breach of this Agreement. The Company’s obligation to make Salary Continuation Payments shall also cease with respect to periods after Executive’s death.

(h)           Remedies.  The Executive acknowledges that the Company would be irreparably injured by a violation of the covenants of this section 6 and agrees that the Company, or any one or more of the Parking Companies, in addition to any other remedies available to it or them for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of any of the provisions of this section 6.  If a bond is required to be posted in order for the Company or any one or more of the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not exceed a nominal sum.  This section shall be applicable regardless of the reason for the Executive’s termination of employment, and independent of any alleged action or alleged breach of any provision hereby by the Company.  If at any time any of the provisions of this section 6 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this section 6 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Executive expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(i)            Attorneys’ Fees.  In the event of litigation in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of litigation incurred by it, including without limitation attorneys’ fees and, in the case of the Company, reasonable compensation for the services of its internal personnel.”

2.                                       The third sentence of Section 5(a) of the Agreement is hereby deleted in its entirety.

3.                                       The reference to “Section 5(d)” contained in Section 5(d) of the Agreement is hereby corrected and modified to read, as so modified, “Section 4(d)”.

4.                                       Except as expressly modified above, all of the remaining terms and provisions of the Agreement are hereby ratified and confirmed in all respects, and shall remain in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the Company and Executive have executed this Sixth Amendment to Employment Agreement as of the day and year first above written.

COMPANY:		EXECUTIVE:

STANDARD PARKING CORPORATION,
a Delaware corporation		/s/ Michael K. Wolf
Michael K. Wolf
By:	/s/ James A. Wilhelm
James A. Wilhelm
President and Chief Executive Officer